  Exhibit 10.1

AGREEMENT OF
LIMITED PARTNERSHIP
OF
150 CCM BLACK OAK, LTD.

THIS AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) is made and entered into effective the 20th day of March, 2014 by and between 150 Black Oak GP, Inc., a Texas corporation, whose address is 340 North Sam Houston Parkway East, Suite 140, Houston, Texas 77060, as general partner (“General Partner”), and each of the individuals or entities whose names are set forth on Exhibit “A” attached to this Agreement as limited partners (“Limited Partners”).

ARTICLE I
ORGANIZATION OF THE PARTNERSHIP

1.1            Formation of Limited Partnership. The parties hereby form, pursuant to the Texas Revised Limited Partnership Act, Article 6132a-1 of the Revised Civil Statutes of the State of Texas, (the “Act”), a Limited Partnership (the “Partnership”). The rights and liabilities of the Partners shall be as provided for in this Agreement and in the Act.

1.2            Certificate of Limited Partnership. The parties shall execute and file a Certificate of Limited Partnership (the “Certificate”), and other relevant documents ancillary to the Certificate, with the office of the Secretary of State of the State of Texas as required by the Act, and take all other appropriate action to comply with all legal requirements for the formation and operation of a limited partnership under the Act.

1.3            Partnership Name. The name of the Partnership shall be 150 CCM Black Oak, Ltd. If considered necessary in the opinion of counsel to the Partnership to preserve the limited liability of the Limited Partners, the business conducted by the Partnership shall be conducted under that name or under such other name or names as the General Partner may select and might be necessary to preserve such limited liability.

1.4            Location of Office. The principal business office of the Partnership shall be at 340 North Sam Houston Parkway East, Suite 140, Houston, Texas 77060.

1.5            Purpose of Partnership. The purpose of the Partnership shall be as to buy, develop, manage and sell, as appropriate, the real property acquired by the Partnership, including improvements and personal property located thereon, such real property to include the tracts or parcels of land more particularly described in Exhibit “B” attached to this Agreement (the “Project”).

             1.6             Term of Partnership. The Partnership shall become effective as of the date hereof and shall remain effective until December 31, 2030, or until such earlier date as the Partnership is dissolved pursuant to the Act or the provisions of this Agreement.

ARTICLE II
DEFINITIONS

The following terms used in this Agreement shall, unless otherwise expressly provided in this Agreement or unless the context otherwise requires, have the following respective meanings:

2.1     Agreement shall mean this Agreement of Limited Partnership.

2.2 Annual Budget shall mean a budget prepared by the General Partner and approved by a Majority Interest of Limited Partners in accordance with the provisions of Section 9.12 of this Agreement. The first Annual Budget shall include obtaining owner financing for the acquisition of the Property (hereinafter defined) by the Partnership, which financing shall include separate notes and deeds of trust covering the tracts or parcels comprising the Property.

2.3 Budget and Development Plan shall mean the budget and initial development plan for the development of the Property. The General Partner shall periodically update the Budget and Development Plan, as provided in Section 9.5 of this Agreement.

2.4     Budgets shall mean, jointly, the Annual Budget and the Budget and Development Plan.

2.5     Class A Limited Partner shall mean CCM Development USA Corporation. Duties charged in this Agreement to the Class A Limited Partner may be performed by its designee.

2.6     Consultants shall mean, collectively, CCM Development USA Corporation, a Delaware corporation, American Real Estate Investments, LLC, a Missouri limited liability company, and Arete Real Estate and Development Company, a Texas corporation.

2.7     Effective Date shall mean the date the Certificate is filed with the Secretary of State of Texas.

2.8     General Partner shall mean 150 Black Oak GP, Inc., a Texas corporation, or such substitute or different General Partner as may be subsequently named pursuant to the terms of this Agreement.

2.9     Initial Capital Contributions shall mean the amount contributed to the Partnership on or after the date hereof by any Partner.

2.10   Limited Partners shall mean those persons who execute this Agreement or any counterpart of this Agreement as Limited Partners and whose names and residence addresses appear on Exhibit “A”, which is attached to this Agreement and made a part of this Agreement for all purposes.

2.11   Major Decisions shall mean the actions as set forth in paragraph 9.12 of this Agreement.

2.12   Majority in Interest of Limited Partners shall mean those Limited Partners who at the time of any determination of a majority have 59.5% or more of the combined Partnership Interest of the Partnership.

2.13   Partner shall mean the reference to the General Partner or any one of the Limited Partners.

2.14   Partners shall mean the collective reference to the General Partner and the Limited Partners.

2.15   Partnership Interest shall mean, as to any Partner, all of the interests of that Partner in the Partnership, expressed as a percentage and set opposite his or her name in Exhibit “A.”

2.16   Person shall mean any individual, corporation, partnership, trust, or other entity.

2.17   Preferred Return shall mean with respect to the Class A Limited Partner (i) a sum that accrues and accumulates at the rate of five percent (5%) per annum on the unreturned Capital Contributions made by such Class A Limited Partner to the Partnership, less (ii) any distributions paid to such Class A Limited Partner under Section 5.1 hereof, as determined by the General Partner.

2.18   Property shall mean that certain tract(s) or parcel(s) of land described on Exhibit “B”, which is attached to this Agreement and made a part hereof for all purposes.

2.19   Winding Up shall mean the period following dissolution of the Partnership after which its business is not continued as set forth in Article XII.

ARTICLE III
CAPITAL CONTRIBUTIONS AND
PARTNERSHIP INTERESTS

3.1     Initial Contributions. The capital to be contributed to the Partnership by the General Partner and all the Limited Partners shall be cash, property, goods or services as the General Partner shall agree. The initial capital to be contributed by each Partner, General and Limited, shall be the sum set opposite his or her name in the attached Exhibit "A." Each Partner shall be personally liable to the Partnership for the full amount of his or her initial capital contribution in the amounts set forth on Exhibit “A”.

3.2     Additional Contributions. If additional capital is needed for the purposes of the Partnership as determined by the General Partner, subject to any limitations as may be hereinafter provided, after contributions have been made by the Partners pursuant to Section 3.1 hereof, then the General Partner shall attempt to borrow such additional capital on behalf of the Partnership first from any one or more of the Partners and then from any third party. Any such loans shall be on commercially reasonably terms, and if from any one or more of the Partners, such loan or loans shall bear interest at the rate of fifteen percent (15%) per annum.

ARTICLE IV
PROFITS AND LOSSES

4.1            Allocations. Allocations of income, gains, deductions, losses and credits among the General Partner and the Limited Partners shall be determined by the percentage set opposite his or her name in Exhibit “A”.

4.2            Transfer - Transferee Allocations. If a Partnership Interest is transferred in accordance with Article X during any year, the income, gains, losses, and deductions allocable in respect to that Partnership Interest shall be prorated between the transferor and the transferee on the basis of the number of days in the year that each was the holder of that Interest, without regard to the results of the Partnership operations during the period before and after the transfer, unless the transferor and transferee agree to an allocation based on the result as of the record date of transfer and agree to reimburse the Partnership for the cost of making and reporting their agreed allocation.

4.3            Recapture. In the event that the Partnership recognizes income, gain, or addition to tax by virtue of the recapture of any previously deducted or credited item, such recaptured income or gain or addition to tax shall be allocated to the Partners in the same percentage as allocated at the time of its deduction.

ARTICLE V
CASH DISTRIBUTIONS

5.1            Cash Distributions. In accordance with the Budgets, or subject to the approval of the Consultants, the General Partner shall determine the amount of net cash flow and/or capital proceeds of the Partnership after payment of expenses and the establishment of appropriate and reasonable reserves determined by the General Partner in accordance with any Partnership loan (collectively, the “Distributable Cash”), such Distributable Cash to be distributed, subject to withholding required by federal, state, local, or foreign authority, to the Partners in amounts and at such times as provided in the Budgets, or determined to be appropriate by the General Partner and the Consultants to be no less frequently than quarterly in the following manner and order of priority:

(1)
First, any loans to the Partnership made by a mortgagee or any third party, whether or not secured by a mortgage on the Property shall be paid;

(2)
Second, any loans to the Partnership made by any Partner shall be paid;

(3)
Third, the Preferred Return to the Class A Limited Partner shall be paid to such Partner:

(4)
Fourth, the initial capital and any additional capital contributions of the Class A Limited Partner shall be repaid to such Class A Limited Partner: and

(5)
Fifth, the remainder shall be distributed to the Partners in accordance with their respective Partnership Interest, pari passu, as they may exist from time to time.

ARTICLE VI
OWNERSHIP OF PARTNERSHIP PROPERTY

6.1            The Property and all other real property, including all improvements placed or located thereon, and all personal property acquired by the Partnership shall be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

ARTICLE VII
BOOKS AND RECORDS

7.1            Elections. The Partnership shall elect as a fiscal year the calendar year. The Partnership shall elect to be taxed on such method of accounting as a Majority in Interest of Limited Partners shall determine. The Partnership shall not elect to be taxed other than as a partnership.

7.2            Capital Accounts of Partners. The Partnership shall maintain a capital account for each Partner, the initial balance of each of which shall be zero. Each Partner's capital account shall be increased (1) by any income and gains allocated to that Partner for federal income tax purposes pursuant to Article IV of this Agreement, and (2) by the amount of cash contributed to the Partnership by that Partner. The Partner's capital account shall be decreased (1) by any deductions and losses allocated to that Partner for federal income tax purposes pursuant to Article 4 of this Agreement, and (2) by the amount of cash distributed by the Partnership to that Partner.

7.3            Financial Statements. The General Partner shall cause to be prepared on a timely basis quarterly and annual statements showing the financial condition of the Partnership, copies of which shall be transmitted to all Partners.

7.4            Tax Returns. The General Partner shall cause the Partnership to file all tax and information returns required of the Partnership and to furnish to the Limited Partners the tax information required by them for federal, state and local tax purposes in a timely fashion.

7.5            Maintenance and Inspection of Books. The Partnership shall maintain a complete and accurate set of books, records, and supporting documents. The books of account and all other financial records of the Partnership shall be kept at the Partnership's principal place of business, and may be inspected at any reasonable time by the Limited Partners or their representatives.

7.6            Bank Accounts, Funds and Assets. The funds of the Partnership shall be deposited in such bank or banks as the General Partner shall deem appropriate. Subject to the provisions of this Agreement, the funds may be withdrawn only by the General Partner or its duly authorized agents. The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in its immediate possession or control, and it shall not employ, or permit another to employ, the funds or assets in any manner, except for the exclusive benefit of the Partnership. The General Partner shall not commingle or permit the commingling of the funds of the Partnership with the funds of any other person.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1            Admission of Limited Partners. No additional Limited Partners shall be admitted to the Partnership except upon amendment of this Agreement, although substituted Limited Partners may be admitted pursuant to Section 10 below.

8.2            Participation in Management. Subject to the Major Decisions, no Limited Partner shall have the right, power, or authority to take any part in the control or management of, or to transact any business for, the Partnership, or to sign for or bind the Partnership in any manner.

8.3            Limited Liability. No Limited Partner shall be liable for losses, debts, or obligations of the Partnership in excess of his or her Initial Capital Contribution, plus his or her undistributed share of the Partnership profits.

8.4            Participation in Other Activities. No Limited Partner, or any officer, director, shareholder, or other person holding a legal or beneficial interest in any Limited Partner, shall, by virtue of the interest in the Partnership, be in any way prohibited or restricted from engaging in, investing in, or possessing an interest in any business activity of any nature or description, including those which may be equivalent to or in competition with the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or any relationship created by this Agreement in or to such other ventures or activities or to the income or proceeds derived from them.

8.5            General Rights and Limitations of the Limited Partners. A Limited Partner shall not be:

(1)            Personally liable because of his or her Interest in the Partnership for any losses of any other Limited Partner:

(2)
Entitled to be paid any salary or to have a Partnership drawing account;

(3)
Entitled to any interest on his or her Initial Capital Account or balance in his or her capital account.

(4)
Unless specifically provided herein, entitled to priority over any otherLimited Partners.

8.6            Voting. Each Limited Partner shall be entitled to a vote in all matters for which this Agreement gives Limited Partners the right to vote, consent, or agree. Each Limited Partner's vote shall be equal in percentage to the ratio that his or her Partnership Interest bears to one hundred percent (100%).

8.7            Limitations on Transferability. The ownership interest in the Partnership owned by a Limited Partner shall not be transferable except under the conditions set forth in Article X of this Agreement.

ARTICLE IX
MANAGEMENT BY THE GENERAL PARTNER

9.1            Management. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of the General Partner. The General Partner need not be a resident of the State of Texas. Any Person dealing with the Partnership, other than a Limited Partner, may rely on the authority of the General Partner and its officers in taking any action in the name of the Partnership without inquiry into the provisions hereof or compliance herewith, regardless of whether that action is actually taken in accordance with the provisions of this Partnership Agreement.

9.2           Powers and Duties of the General Partner. Subject to the other provisions of this Agreement, the General Partner shall have all the powers and duties necessary or incidental to the proper administration of the affairs of the Partnership and may, at the Partnership’s expense, do all such acts and things deemed by it to be necessary or appropriate in furtherance of the Partnership’s purpose. Except as otherwise provided in this Agreement, the General Partner shall have sole authority to cause the development of the Property and otherwise take actions on behalf of the Partnership. Notwithstanding anything to the contrary herein, the General Partner shall have complete authority to operate and manage the business of the Partnership so long as such operation and management is in accordance with the Budgets. Further, notwithstanding anything to the contrary herein, the General Partner is not guaranteeing the completion of the Property in accordance with the Budgets, and the General Partner shall not be liable if such becomes unfeasible due to causes not within its reasonable control or not caused by its negligence or greater fault, including, but not limited to, economic or market conditions.

9.3           Insurance. At the expense of the Partnership, the General Partner shall cause the Partnership to maintain adequate and reasonable insurance covering the injury or death of employees or others, as well as insurance against fire and other risks, and to adjust all losses and claims pertaining to or arising out of such insurance.

9.4           Employment of Others. The General Partner shall be authorized to appoint, employ, or contract with, at the expense of the Partnership, generally any Person it may deem necessary or desirable for the transaction of the business of the Partnership. Specifically, the General Partner shall appoint, employ or contract with a project manager (the “Project Manager”) to provide field supervision of the development and contraction of the Project. The Project Manager shall be compensated as provided in the Budgets.

9.5           Budget and Development Plan. The General Partner shall periodically update the Budget and Development Plan, as approved by a Majority in Interest of Limited Partners, and provide copies thereof to the other Limited Partners.

9.6           Annual Budget. The General Partner agrees to prepare and deliver to the Partners within forty-five (45) days after the execution of this Agreement with respect to the initial Fiscal Year, and at least forty-five (45) days prior to the beginning of each subsequent Fiscal Year, a proposed Annual Budget for such Fiscal Year for the management and operation of the Partnership and the acquisition, development, management, operation, financing and sale of the Property, setting forth (a) any proposed expenditures and reserves for the forthcoming Fiscal Year, (b) any discretionary expenditures which the General Partner determines to be necessary or advisable to maintain the Property or facilitate the development and sale of lots developed on the Property, and (c) a projected cash flow analysis for the forthcoming Fiscal Year setting forth the estimated receipts and expenditures of the Partnership. Each Partner shall have a period of twenty (20) days to review and approve the proposed Annual Budget for the forthcoming Fiscal Year. Once approved by a Majority in Interest of Limited Partners, such approved Annual Budget for the period of time covered thereby shall be binding upon the Partners unless otherwise mutually agreed. Notwithstanding the foregoing, (i) should any Partner fail to notify the General Partner of its disapproval of the proposed Annual Budget prior to the expiration of the twenty (20) day review period described above, the proposed Annual Budget shall be deemed to be approved by such Partner, and (ii) should any Partnership lender require that the Partnership make expenditures or establish reserves during any Fiscal Year, all such required expenditures and reserves shall be deemed Approved by a Majority in Interest of Limited Partners after such lender requirements are sent to the Partners. The General Partner may, from time to time, submit proposed revisions to the Annual Budget, and the Partners shall consider and review such proposed revisions in the manner and time frames set forth above in order to determine whether to approve same, or to make such revisions thereto as they may mutually agree, or to agree not to revise the Annual Budget.

9.7           Approval of Budget and Development Plan and Annual Budget. Notwithstanding anything to the contrary provided in this Agreement, the Budget and Development and each Annual Budget shall be submitted to the Consultants prior to submitting same to the Partners for approval. If approved by the Consultants as providing in the Consultant Agreement, then the General Partner shall submit same to the Partners for approval as provided in Sections 9.5 and 9.6 hereof.

9.8           Licenses. The General Partner shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by the General Partner of its services hereunder.

9.9           Third Party Obligations. All debts and liabilities to any third Persons incurred by the General Partner in the authorized course of its operation and management of the Property shall be the debts and liabilities of the Partnership only and the General Partner shall not be liable for any such obligations by reason of its management, supervision and direction of the Property for the Partnership. The General Partner may so inform third parties with whom it deals on behalf of the Partnership and may take any other reasonable steps to carry out the intent of this Section 9.9.

9.10           Indemnification. The Partnership shall indemnify, save harmless and pay all judgments arising against the General Partner and its shareholders, directors, employees and agents from any cost, expense, claim, liability or damage incurred by reason of such Person’s relationship to the Partnership or any act performed or omitted to be performed by them in connection with this Article IX or the business of the Partnership, including attorney’s fees and costs incurred by them in connection with the defense of any action based on any such act or omission, which attorneys’ fees and costs may be paid as incurred, [including all such liabilities under any Federal or state securities act (including the Securities Act of 1933, as amended)] as permitted by law, except that the Partnership shall have no indemnification obligation hereunder with respect to any act or omission of any Person that constitutes willful misconduct, gross negligence, or was outside the scope of such Person’s authority under this Article VI. All judgments against the Partnership with respect to which any Person is entitled to indemnification may only be satisfied from the Partnership’s assets. Any Person entitled to be indemnified hereunder shall also be entitled to recover its attorney’s fees and costs of enforcing this indemnity from the Partnership’s assets.

9.11           Power of Attorney. By the execution of this Agreement, each Limited Partner and any assignee or transferee of a Limited Partner's Partnership Interest irrevocably constitutes and appoints the General Partner his or her true and lawful attorney-in-fact and agent to execute, acknowledge, verify, swear to, deliver, record, and file in that Partner's or assignee's name, place and stead, all documents which may from time to time be required by any federal or state law, including the execution, verification, acknowledgment, delivery, filing and recording of this Agreement, as well as all authorized amendments to any such document, all assumed name certificates, documents, bills of sale, assignments, and other instruments or conveyances, leases, contracts, loan documents and/or counterparts of any such document, and all other documents that may be required to effect a continuation of the Partnership and that the General Partner deems necessary or reasonably appropriate. The power of attorney granted in this paragraph shall be deemed to be coupled with an interest, shall be irrevocable and survive the death, bankruptcy, incompetency or legal disability of a Limited Partner, and shall extend to that Limited Partner's heirs successors and assigns. Each Limited Partner agrees to be bound by any representations made by the General Partner acting in good faith pursuant to the Power of Attorney, and each Limited Partner waives any and all defenses that may be available to contest, negate, or disaffirm any action of the General Partner taken in good faith under this Power of Attorney.

9.12           Limitations on Power and Authority of the General Partner. It is hereby understood and agreed by the General Partner that it shall not take any of the following actions on behalf of the Partnership, the Partners or the Property, which actions shall be deemed Major Decisions for purposes of this Agreement, unless such Major Decisions have been approved by a Majority in Interest of the Limited Partners:

(a) Any act which would make it impossible to carry on the purpose and ordinary business of the Partnership;

(b) Confession of a judgment against the Partnership;

(c) Borrow or contract for or otherwise create any indebtedness for which any Limited Partner shall be personally liable;

(d) Acquire any property other than the Property, except as provided in the Budget and Development Plan;

(e) Settle any claim for insurance proceeds if the loss thereunder exceeds Twenty Thousand and No/100 Dollars ($20,000.00);

(f) Settle any claims for payment of awards or damages arising out of the exercise of eminent domain by any public or governmental authority;

(g) Lend funds belonging to the Partnership or another Partner to a Partner or to any third party, or extend to any person, firm or corporation credit on behalf of the Partnership except in accordance with the terms of this Agreement, or guarantee the debt or obligations of any Person;

(h) Other than in connection with the development of the Property into lots to be sold individually or in groups, partition all or any portion of the Property or any other property of the Partnership, or file any complaint or institute any proceeding at law or in equity seeking such partition;

(i) Do any act in contravention of this Agreement;

(j) Do any act or take any action which is required herein to be approved by a Majority Interest of Limited Partners or by unanimous consent of the Limited Partners unless and until such act and/or action is approved by a Majority Interest of Limited Partners or by unanimous consent of the Limited Partners, as the case may be;

(k) Possess the Property or any other Partnership assets or assign its rights in the Property or any other Partnership assets for other than a Partnership purpose, or use the Property or any other Partnership assets except for the account and benefit of the Partnership;

(l) Settle, or cause the settlement of, any claims, suits, debts, demands or judgments against the Partnership in excess of $10,000;

(m) Cause the sale by the Partnership of any portion of the Property, other than the sale of lots in the ordinary course of business;

(n) Admit, or cause the admission, of any additional Limited Partners to the Partnership;

(o) Incur any indebtedness on behalf of the Partnership in excess of amounts as provided in the Budget and Development Plan;

(p) Revise the Budget and Development Plan if the resulting changes would cause the costs of any line item on the Budget and Development Plan to be increased by more than 10%;

(q) Withhold, as reserves, more than 25% of the portion of the proceeds from the sale of any portion of the Property;

(r) Incur any obligation or make any expenditure on behalf of the Partnership, which, when added to other expenditures, exceeds the amounts set forth therefore in the appropriate line item of the Budget and Development Plan by more than 10%;

(s) Any revision to or deviation from the Budget and Development Plan which decreases by more than 10% the proposed selling price for any lot or shall otherwise cause the gross income of the Partnership projected in the Budget and Development Plan to decrease by more than 10% for any period;

(t) The institution, or causing the institution of, any legal action by the Partnership, including without limitation, any lawsuit, arbitration proceeding, or bankruptcy or similar filing;

(u) Making payments to or entering into any contracts with the General Partner or any affiliate of the General Partner other than as specified herein or the Budget and Development Plan;

(v) Any act or transaction outside the ordinary course of the Partnership’s business;

(w) Making any other decision or taking any other action which, by the provisions of this Agreement, is required to be approved by a Majority in Interest of Limited Partners; and

(x) Modify or amend any agreement, contract or other action involving a Major Decision, as defined below (previously approved by a Majority in Interest of Limited Partners), without the prior written approval of the other Limited Partners.

9.13            Inquiries. In no event shall any person dealing with the General Partner or any of its representatives with respect to any business or property of the Partnership be obligated to ascertain that the provisions of this Agreement have been complied with or be obligated to inquire into the necessity or expedience of any act or action of such persons. Every contract, agreement, security agreement, promissory note, or other instrument or document executed by either the General Partner or its representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying on or claiming thereunder that (1) at the time of the execution and/or delivery of the instrument or document this Agreement was in full force and effect; (2) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners, and (3) the General Partner or its representatives were duly authorized and empowered to execute and deliver any such instrument or document for and on behalf of the Partnership.

9.14            Tax Matters Partner. The General Partner is hereby designated as a Tax Matters Partner as defined in Section 6231 of the Internal Revenue Code. In the event that an audit of the Partnership occurs, and the Tax Matters Partner does not reach a settlement agreement with the Internal Revenue Service, the Tax Matters Partner shall in its sole discretion choose whether to file a petition for readjustment of the Partnership items with either the Tax Court, the District Court of the United States for the district for which the Partnership's place of business is located, or the Court of Claims.

9.15            Obligations Not Exclusive. The General Partner shall be required to devote only such time as is reasonably necessary to manage the Partnership's business, it being understood that the General Partner has other business activities and therefore shall not devote their time exclusively to the Partnership. Neither the General Partner, or any officer, director, shareholder, or other person holding a legal or beneficial interest in the General Partner, shall, by virtue of the interest in the Partnership, be in any way prohibited or restricted from engaging in, investing in, or possessing an interest in any business activity of any nature or description, including those which may be equivalent to or in competition with the Partnership. Neither the Partnership nor any Partner shall have a right by virtue of this Agreement or any relationship created by this Agreement in or to such other ventures or activities or to the income or proceeds derived from them.

9.16            Liability of General Partner to Limited Partners. The General Partner, its representatives, employees, and agents shall not be liable to the Partnership or to the Limited Partners for losses sustained or liabilities incurred as a result of any error in judgment or mistake of law or fact, including simple negligence, or for any act done or omitted to be done in good faith in conducting the Partnership business, unless the error, mistake, act, or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct.

9.17            Consultants. The General Partner shall consult with and obtain the advice of the Consultants in the development and construction of the Project until such time as the Project is completed or as otherwise determined by the General Partner. Each Consultant shall be paid by the Partnership a monthly fee of $10,000 during the development and construction of the Project and as long as such as such person is actively participating in the oversight and supervision of the construction of the Project.

ARTICLE X
TRANSFERS OF PARTNERSHIP INTEREST

10.1            Transfer of General Partner’s Interest. The General Partner may not, without the approval of a Majority in Interest of Limited Partners, transfer its Partnership Interest or any part thereof.

10.2            Withdrawal or Removal of General Partner.

(1)
The General Partner may:

(a)
resign or withdraw from the Partnership as General Partner without the consent of the Limited Partners; or

(b)
be removed at any time, for cause, by the affirmative vote of a Majority in Interest of Limited Partners. For the purposes of this provision, “cause” shall mean action or inaction by the General Partner amounting to gross negligence or wilful fraudulent misconduct.

(2)
Immediately on withdrawal or removal of the General Partner, a successor General Partner shall be selected by an affirmative vote or written consent of a Majority in Interest of Limited Partners. The removed or withdrawing General Partner shall turn over all Partnership books and records to the new General Partner within ten (10) days of removal or departure.

(3)
A General Partner departing voluntarily or having been removed shall become a Limited Partner upon the selection of a successor General Partner, as provided above, and shall continue to receive its share of any Partnership distributions arising out of its interest in the Partnership.

10.3            Substituted Limited Partner. Each Limited Partner hereby consents to the admission as a substituted Limited Partner of any person complying with Section 10.8. When compliance with this Agreement has been shown, the General Partner shall cause the necessary amendments to be filed as required by law.

10.4            Transfer On Death of a Limited Partner. On the death of a Limited Partner, his or her successor in interest shall succeed to the decedent's Partnership Interest, and shall be liable for the obligations of the decedent, but shall not become a substituted Limited Partner until compliance with Section 10.6 and 10.8.

10.5            Withholding of Distributions. From the date of the receipt of any instrument relating to the transfer of a Partnership Interest, or at any time the General Partner is in doubt as to the person entitled to receive distributions in respect of any such Partnership Interest, the General Partner may withhold any such distributions until the transfer is completed or abandoned or any dispute is resolved.

10.6            Prohibition Against Transfer by Limited Partners. Except as set forth below, no Limited Partner shall sell, assign, transfer, encumber, or otherwise dispose of any interest in the Partnership without the written consent of the General Partner and a Majority in Interest of Limited Partners. Notwithstanding the foregoing, and subject to Section 10.8 below, a Limited Partner may sell or otherwise transfer all or any portion of a Partnership Interest to the spouse or any direct ascendants or descendants of the Limited Partner or to a trust, corporation, partnership, or other entity in which all of the beneficial interest is held by or for the Limited Partner, spouse, ascendants, or descendants, provided the transfer would not result in a termination of the Partnership.

10.7            Permitted Sales

(1)
In the event a Limited Partner receives a bona fide offer (the “Offer”) for the purchase of all or a part of his or her interest in the Partnership (the “Offered Interest”), the Limited Partner shall either refuse the Offer or give the General Partner written notice setting out full details of the Offer, which notice shall, among other things, specify the name of the offeror, specify the Offered Interest covered by the Offer, terms of payment, including whether the Offer is for cash or credit, and, if on credit, the time and interest rate, as well as any and all other consideration being received or paid in connection with the proposed transaction, as well as any and all other terms, conditions, and details of the Offer.

(2)
Upon receipt of the notice with respect to the Offer, the General Partner shall notify in writing the other members of the Limited Partnership regarding the terms of the Offer. The Partners shall have the option to match the Offer and purchase the Offered Interest as hereinafter provided. Should any individual Partner or group of Partners decide to exercise the option of purchase, notification of this decision shall be given in writing to the General Partner to be transmitted to the selling Limited Partner within ten (10) days of notification by the General Partner, and the sale and purchase of the Offered Interest shall be closed within thirty (30) days thereafter. The entire Offered Interest must be purchased and shall be purchased prorata among the willing Partners, except as otherwise agreed by the willing Partners. If none of the Partners decide to exercise this option of purchase, the selling Limited Partner shall be so notified in writing by the General Partner and shall be free to sell the Offered Interest. The sale, if permitted, shall be made strictly upon the terms and conditions of the Offer and to the person described in the required notice from the selling Limited Partner to the General Partner.

(3)
Any assignment made to anyone not already a Partner shall be effective only to give the assignee the right to receive the share of profits to which the assignor would otherwise be entitled, shall not relieve the assignor from liability for additional contributions of capital, shall not relieve the assignor from liability under the provisions of this Agreement, and shall not give the assignee the right to become a substituted Limited Partner. Neither the General Partner nor the Partnership shall be required to state the tax consequences to a Limited Partner or to a Limited Partner or to a Limited Partner’s assignee arising from the assignment of a Limited Partners Interest.

10.8            Conditions of Effective Transfer. A purported transfer of a Partnership Interest by a Limited Partner shall be valid as to the Partnership and the General Partner on the first day of the month following the month in which (1) the General Partner has consented in writing to the transfer; and (2) the General Partner is satisfied that the following conditions, any of which may be waived by the General Partner, have been met:

(a)
The transferor and transferee have agreed to provide the Partnership with the information in their possession required to permit the Partnership to make any basis adjustments required by the Internal Revenue Tax Code;

(b)
The transferee has delivered an instrument satisfactory to the General Partner by which the transferee accepts and adopts the terms and provisions of this Agreement, including the assumption of any obligations of the transferor to the Partnership;

(c)
The transferor has agreed to pay a reasonable fee to reimburse the Partnership for the costs incurred in connection with the admission of the transferee as a substitute limited partner, including any costs incurred or to be incurred by the Partnership in connection with the basis adjustments and additional accounting operations required;

(d)
The transferor has delivered to the General Partner an opinion of counsel in form and substance satisfactory to the General Partner to the effect that neither the transfer nor any offering in connection with the transfer violates any provision of any federal or state securities or comparable law;

(e)
The General Partner has determined that the transfer would not cause a termination of the Partnership, within the provisions of the Internal Revenue Code;

(f)
The transfer is evidenced by an instrument in writing signed by the transferor and transferee stating, among other things, that the transferor has the right to transfer, and the transferee has the right to acquire, the transferor's Partnership Interest, and acknowledging that the transferee is bound by the terms of this Agreement; and

(g)
The transferee has delivered a statement in form and substance reasonably satisfactory to the General Partner making appropriate representation and warranties with respect to the satisfaction of applicable federal and state securities laws.

10.9            Assignments by Operation of Law. If any Limited Partner shall die, with or without leaving a will, become non compos mentis, or become bankrupt or insolvent, or if a corporate or partnership Limited Partner dissolves during the Partnership term, the legal representatives, heirs, and legatees, and the spouse, if the Partnership Interest of the Limited Partner has been community property of the Partner and the Partner's spouse, bankruptcy assignees, or corporate or partnership distributees shall not become substitute Limited Partners but shall have, subject to the other terms and provisions thereof, such rights as are provided with respect to such persons under the Act; provided, however, such legal representatives, heirs and legatees, bankruptcy assignees and corporate or partnership distributees may become substitute Limited Partners with the consent of the General Partner.

10.10                       Expenses of Transfer. The person acquiring Partnership Interest pursuant to any of the provisions of this Article X shall bear all costs and expenses necessary to effect a transfer of that Partnership Interest including, without limitation, reasonable attorney's fees incurred in preparing amendments to this Agreement and Certificate of Limited Partnership to reflect the transfer or acquisition and the cost of filing the amendments with the appropriate governmental officials.

10.11                       Amendment of Certificate and Agreement of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate to prepare and record an amendment of the Certificate and the Agreement of Limited Partnership. For this purpose, the General Partner may exercise the powers of attorney granted pursuant to Article 9.11. An amendment of this Agreement required to add a new Limited or General Partner need only be filed at the end of the month in which each new Limited or General Partner is to be added.

10.12                       Survival of Liabilities. No sale or assignment of a Partnership Interest, even if it results in substitution of the assignee or vendee as a Limited Partner, shall release the assignor or vendor from those liabilities to the Partnership that survive the assignment or sale as a matter of law.

ARTICLE XI
AMENDMENTS

11.1            Procedure. Amendments to this Agreement may be proposed by the General Partner or by a Majority in Interest of Limited Partners. The General Partner shall submit any such proposed amendment to all of the Partners, and, if within such reasonable period of time as may be specified in the proposal, a Majority in Interest of Limited Partners and the General Partner shall have given their written consent to the amendment, the proposed amendment shall become effective as of the date specified in the proposal. Each Limited Partner shall promptly execute or cause to be executed one or more amendments to this Agreement and such other documents as may be required under the laws of the jurisdictions in which the Partnership does business at the time.

11.2            Effect. Any amendment to this Agreement that increases the liability of any Partner, or changes the contributions required by any Partner or the rights of any Partner in interest in the profits, losses, deductions, credits, revenues, or distributions of the Partnership, rights upon dissolution, or any voting rights specifically set forth in this Agreement, shall become effective as to that Partner only on his or her written acceptance of the amendment.

ARTICLE XII
DISSOLUTION AND TERMINATION

12.1            Dissolution and Termination of the Partnership. The Partnership shall be dissolved upon the occurrence of any of the following:

(1)
The bankruptcy or insolvency of the General Partner or the occurrence of any other event that would permit a trustee or receiver to acquire control of the affairs of General Partner and the failure of a Majority of Interest of limited Partners to elect another General Partner;

(2)
The withdrawal from the Partnership, death, or insanity of the General Partner and failure of a Majority in Interest of Limited Partners to select a successor General Partner;

(3)
Agreement of the General Partner and a Majority in Interest of Limited Partners to dissolve;

(4)
Any disposition of all of the property of the Partnership;

(5)
The termination of the Partnership pursuant to Section 1.6; or

(6)
The occurrence of any other circumstances that by law would require the Partnership to be dissolved.

The dissolution shall be effective on the day on which the event causing dissolution occurs, but the Partnership shall not terminate until its assets have been distributed in accordance with the provisions of this Agreement.

12.2            Continuation of Business Enterprise.

(1)
On dissolution of the Partnership pursuant to Section 12.1 (1) or (2), the Partners may elect to continue the Partnership by the vote of the Majority in Interest of the Limited Partners taken within ninety (90) days of any event of dissolution, with any election to continue being binding on all the Partners. If they elect to continue the Partnership, the Partners shall also by vote of the Majority in Interest of Limited Partners elect a new general partner.

(2)
On dissolution of the Partnership after which the business enterprise of the Partnership is not continued, the liquidating trustee, which shall be a General Partner if the dissolution is one described in Section 12.1 (3), (4) or (5) and otherwise shall be a person selected by a Majority in Interest of Limited Partners or by a court having jurisdiction over the affairs of the Partnership, shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. The liquidating trustee shall use its best efforts to sell the equipment and otherwise convert Partnership assets into cash as promptly as possible but in an orderly and businesslike manner so as not to involve undue sacrifice. No Partner shall have any right to demand or receive property other than cash during Winding Up.

12.3            Winding Up. The cash proceeds of the Partnership shall be applied or distributed on the winding up of the Partnership in the following order of priority:

(1)
In payment of all liabilities of the Partnership to creditors other than Partners. If any liability is contingent or uncertain in amount, a reserve equal to the maximum amount for which the Partnership could be reasonably held liable shall be established. On the satisfaction or other discharge of that contingency, the amount of the reserve remaining, if any, will be treated as income to the extent previously treated as a deduction.

(2)
In payment of any loans to the Partnership by the Partners.

(3)
The priority detailed in Section 5.1.

ARTICLE XIII
MISCELLANEOUS

13.1            Meetings of Partners. Meetings of the Partners may be called by the General Partner or the Limited Partners holding more than fifty percent (50%) of the then outstanding Partnership Interest for any matters for which the Partners may vote as set forth in this Agreement, or for a report from the General Partner on matters pertaining to the Partnership business and activities. A list of the names and addresses and percentage interest of all Limited Partners shall be furnished each Limited Partner and shall be maintained as a part of the books and records of the Partnership. Within seven (7) days after receipt of a written request in compliance with the above terms, either in person or by registered or certified mail, stating the purpose of the meeting, the General Partner shall mail to all Partners written notice of the place and purpose of such meeting to be held on a date not less than fourteen (14) nor more than twenty-eight (28) days after receipt of the request. When a vote of the Limited Partners is called, the Limited Partners may vote at the meeting in person or by proxy.

13.2            Action without Meeting. Any matter as to which the Limited Partners are authorized to take action under this Agreement or by law may be taken by the Limited Partners without a meeting and shall be as valid and effective as action taken by the Limited Partners at a meeting assembled, if written consents to the action by the Limited Partners (1) approve the action and (2) are delivered to the General Partner.

13.3            Tax Returns. Each Partner hereby agrees to execute promptly, together with acknowledgment or affidavit, if requested by the General Partner, all such agreements, certificates, tax statements, tax returns, and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the State of Texas, or any other state in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

13.4            Notices. All notices, offers, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and either delivered by messenger, including overnight delivery services such as Federal Express, Airborne Express, etc., or deposited in the United States Mail, postage prepaid, addressed to the respective Partners at the addresses appearing in the records of the General Partner. Notice shall be deemed received on the earlier of actual receipt or three (3) days after deposit into the care and custody of the United States Mail. Any Limited Partner may change his or her address for notice by giving notice in writing to the General Partner stating the new address. The General Partner may change its address for notice by giving written notice of the change to the Limited Partners.

13.5            Effective Law. This Agreement and the rights of the Partners shall be governed by and interpreted in accordance with the laws of the State of Texas.

13.6            Assigns. This Agreement shall be binding on and shall inure to the benefit of the Partners and their spouses as well as their respective legal representatives, heirs, successors and assigns.

13.7            Counterpart Execution. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one (1) instrument.

13.8            Gender and Number. Whenever the context requires, the singular shall include the plural and the masculine shall include the feminine and neuter, as the identification of the person, corporation, or other entity may require.

13.9           Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the State of Texas. If any provision of this Agreement or its application to any person or circumstances shall, for any reason and to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be effective and in force to the greatest extent permitted by law.

13.10        Confidentially. Except such disclosure as requires by the laws of the State of Texas, the Partners and their agents and employees shall keep confidential any and all business affairs of the Partnership. The Partnership shall be entitled to any remedy available at law should a Partner or his agent or employee violate the terms hereof, including injunctive relief by a court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date and year first above written.

GENERAL PARTNER:

150 BLACK OAK GP, INC.,
a Texas corporation

By: __/s/ Jeffrey Busch____________
       Jeffrey Busch, President and
      Chief Executive Officer

By: _/s/ Joe Fogarty_______________
       Joe Fogarty, Vice President and
      Chief Operating Officer

LIMITED PARTNERS:

CCM DEVELOPMENT USA CORPORATION a Delaware corporation By: /s/ Jeffrey Busch Name: Title: Address: facsimile: e-mail:

AMERICAN REAL ESTATE INVESTMENTS. LLC, a Missouri Limited Liability Company By: /s/ Tracy Weaver Name: Title: Address: facsimile: e-mail:
WOODROW A. HOLLAND, TRUSTEE FOR THE FOGARTY FAMILY TRUST II ____/s/Woodrow H. Holland__________________ Address: facsimile: e-mail:

EXHIBIT “A”
TO
150 CCM BLACK OAK, LTD. PARTNERSHIP AGREEMENT

General Partner

Names and Address of General Partner	Partnership Interest	Capital Contribution

150 Black Oak GP, Inc. 340 North Sam Houston Parkway East Suite 140 Houston, Texas 77060	1%	$100.00

  Limited Partners

Names and Addresses of
Limited Partners	Partnership Interest	Capital Contribution

CCM DEVELOPMENT USA
CORPORATION	59.5%	$4,300,000.00

AMERICAN REAL ESTATE contribution	13%	property
INVESTMENTS LLC

WOODROW A. HOLLAND, TRUSTEE
FOR THE FOGARTY FAMILY TRUST II	26.5% contribution	property

EXHIBIT “B”
TO
150 CCM BLACK OAK, LTD. PARTNERSHIP AGREEMENT

Legal Description of Partnership Real Property